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                                                                   EXHIBIT 21.01

                    SUBSIDIARIES OF PORTOLA PACKAGING, INC.

Portola Packaging Canada Ltd., a Canadian federal corporation (operating)

Portola Packaging Limited., a United Kingdom corporation (formerly Cap Snap Limited, a U.K. corporation, which was formerly Cap Snap (U.K.) Ltd.) (operating but not significant pursuant to Item 601 of Regulation S-K)

Portola Packaging Ltd. (also known as Emballages Portola Ltee), a Canadian federal corporation (operating but not significant pursuant to Item 601 of Regulation S-K)